Exhibit 10.1

*	Portions of this exhibit are considered confidential by the registrant and have been omitted from filing and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EMPLOYMENT AGREEMENT

This Employment Agreement between CHRISTOPHER WILSON (“Executive”) and RENTRAK CORPORATION, an Oregon corporation (“Corporation”), is entered into effective as of February 9, 2011 (this “Agreement”).

1. SERVICES

1.1 Employment Position. Corporation agrees to employ Executive as President, National Linear TV and Executive accepts such employment, under the terms and conditions of this Agreement. Executive also agrees to serve, if elected, without separate compensation, as an officer and/or director of any subsidiary or affiliate of Corporation. Corporation represents to Executive that it currently has and will maintain directors and officers liability insurance.

1.2 Term.

1.2.1 General. The term of this Agreement (the “Term”) will commence on February 9, 2011 (“Start Date”), and, subject to the other provisions of this Section 1.2, will expire March 31, 2012.

1.2.2 Renewal Term or Terms. The term of this Agreement will automatically extend into one or more “Renewal Terms” of an additional one-year period that will expire on March 31, 2012 (or March 31 of any such subsequent Renewal Term), unless Corporation, not later than January 31, 2012 (or January 31 of any subsequent Renewal Term), gives written notice (a “Notice of Non-Renewal”) to Executive that the Term will not extend into a Renewal Term. Corporation may give a Notice of Non-Renewal for any reason or for no reason. Failure to extend the Term into a Renewal Term will not constitute a termination of Executive’s employment effective as of the end of the Term or any applicable Renewal Term for purposes of this Agreement. References to the “Term” of this Agreement include the initial Term and, if the Agreement extends into one or more Renewal Terms pursuant to this Section, the Renewal Term or Terms.

1.2.3 At-Will Employment. The parties acknowledge that Executive is and will be an at-will employee of Corporation and nothing in this Agreement will limit the right of Corporation or Executive to terminate this Agreement at any time for any reason or for no reason, subject to the provisions of this Agreement describing the compensation payable, if any, in connection with such a termination of employment.

1.2.4 Compensation Upon Termination Following Term of Agreement. Notwithstanding termination of this Agreement, the provisions of Section 7 will continue to apply.

1.3 Duties. During the Term, Executive will serve as Corporation’s President, National Linear TV. Executive will report directly to Corporation’s Chief Executive Officer. Executive will be responsible for the sales of the Corporation’s national linear TV network products and advertising agency and advertiser products and such other or different duties on behalf of Corporation as may be assigned from time to time by Corporation’s Chief Executive Officer or Board of Directors (the “Board”). Executive understands that the operations supporting the national linear TV business are currently combined with other operations of the Corporation and that the Corporation’s Chief Executive Officer will decide when it is advisable to assign management responsibility for such operations to Executive. Executive will do such traveling as may be required in the performance of his duties under this Agreement.

1.4 Outside Activities. During his employment under this Agreement, Executive will devote his full business time, energies, and attention to the business and affairs of Corporation, and to the promotion and advancement of its interests. Executive will perform his services faithfully, competently, and to the best of his abilities and will not engage in professional or personal business activities that may require an appreciable portion of Executive’s time or effort to the detriment of Corporation’s business.

1.5 Application of Corporate Policies. Executive will, except as otherwise provided in this Agreement, be subject to Corporation’s rules, practices, and policies applicable generally to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board.

2. COMPENSATION AND EXPENSES

2.1 Base Salary. Commencing the Start Date, Executive’s annual base salary will be $295,000, payable by Corporation in a manner consistent with Corporation’s payroll practices for management employees, as such practices may be revised from time to time. Executive’s annual base salary will be reviewed by Corporation’s Chief Executive Officer and Compensation Committee (the “Committee”) on or before April 1 of each year during the Term (commencing in 2012), unless Executive’s employment has been terminated earlier pursuant to this Agreement, to determine if such annual base salary should be increased (but not decreased) for the following fiscal year in recognition of services to Corporation.

2.2 Bonus Compensation.

2.2.1 Annual Bonus. Executive will be eligible to receive a cash bonus for services during each fiscal year during the Term beginning with fiscal 2012 and payable, to the extent earned, no later than June 30 of the following fiscal year. In addition, for the period from the Start Date through March 31, 2012, Executive will be eligible to earn a bonus (“Revenue Bonus”) based on the net revenues for the Corporation’s national linear TV network products and advertising agency and advertiser products (“Revenues”) as described below (“Revenue Bonus Targets”). If the amount of Revenues is $* million, a bonus of $100,000 will be earned (“50% Revenue Bonus”). If the amount of Revenues is $* million, a bonus of $150,000 will be earned (“75% Revenue Bonus”). If the amount of Revenues is $* million or more, a bonus of $200,000 will be earned (“100% Revenue Bonus”). If the amount of Revenues is less than $* million, no bonus will be earned. Payment of the Revenue Bonus will be made in increments following the satisfaction of each incremental Revenue Bonus Target set forth above upon satisfying the following conditions: (a) closing of the Corporation’s monthly financial statements for the month in which such incremental Revenue Bonus Target was met and (b) final approval by the Compensation Committee of the Board of Directors. The Compensation Committee will review its determinations regarding the incremental Revenue Bonus payments and make a final determination of the aggregate amount of the Revenue Bonus earned by Executive pursuant to this paragraph after March 31, 2012 based on the closing of the Company’s financial statements for the fiscal year ending March 31, 2012. If the amount of Revenues is between the Revenue Bonus Targets, the Revenue Bonus earned will be determined by linear interpolation. For example, if the amount of Revenues was $* million, the Revenue Bonus earned would be $120,000. To the extent that the Compensation Committee determines at that time that any portion of the payments previously received by Executive pursuant to this paragraph were not earned based on the Company’s closed financial statements for the fiscal year ending March 31, 2012, Executive will remit such unearned portion of the payments to the Company. To receive payment of any Revenue Bonus, Executive must remain employed at the time the each such Revenue Bonus is approved and paid.

2.2.2 Signing Bonus. Executive will also receive a signing bonus in the amount of $62,000.

2.3 Equity-Based or Other Long-Term Incentive Compensation. Executive will be granted a nonqualified stock option to purchase 110,000 shares of the Corporation’s common stock subject to the terms and conditions of the Corporation’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the Corporation’s common stock on the date of grant (which is intended to be the date Executive commences employment with Corporation) and subject to the Corporation’s standard 4-year vesting period, a 10-year term and the terms and conditions of the Plan and the Corporation’s standard form of stock option agreement. In addition, Executive will be granted an additional nonqualified stock option to purchase 10,200 shares subject to the Plan at an exercise price equal to the fair market value of the Corporation’s common stock on the date of grant (which is intended to be the date Executive commences employment with Corporation) subject to the terms and conditions of the Plan and the Corporation’s standard form of stock option agreement that will have a 10-year term (unless earlier terminated as set forth below) and will vest if for the period from the Start Date through March 31, 2012, the amount of Revenues is equal to or greater than $* million (“Performance Option”). Vesting of the Performance Option will occur upon satisfying the following conditions: (a) closing of the Corporation’s financial statements for the fiscal year ending March 31, 2012 and (b) final approval by the Compensation Committee of the Board of Directors. For the Performance Option to vest, Executive must remain employed through the date on which vesting will occur as provided above. To the extent the Compensation Committee of the Board of Directors determines that the Performance Option has failed to vest, unless the Compensation Committee determines otherwise, the Performance Option will at that time automatically terminate. In the future, Executive may be granted additional options to purchase shares of Corporation’s common stock and/or other equity-based awards under the Plan or under another long-term incentive compensation plan that may be developed by Corporation for its senior executives, at the times and in the amounts determined by the Committee. All awards will be subject to the provisions of the Plan or such other long-term plan.

*	Confidential portions omitted pursuant to a request for confidential treatment.

2.4 Additional Employee Benefits. Executive will receive an annual grant of 208 hours of credit (or such higher number of hours as are credited to Corporation’s other senior executives) under Corporation’s Personal Time Off (PTO) program. Personal time off and vacation may be taken in accordance with Corporation’s rules, practices, and policies applicable to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board or the Committee. During the Term, Executive will be entitled to any other employee benefits approved by the Board or the Committee, or available to officers and other management employees generally, including any life and medical insurance plans, 401(k) and other similar plans, and health and welfare plans, each whether now existing or hereafter approved by the Board or the Committee (“Benefit Plans”). The foregoing will not be construed to require Corporation to establish any such plans or to prevent Corporation from modifying or terminating any such Benefit Plans.

2.5 Expenses. Subject to review and approval by the Corporation’s Chief Executive Officer, Corporation will reimburse Executive for reasonable expenses actually incurred by Executive in connection with the business of Corporation. Executive will submit to Corporation such substantiation for such expenses as may be reasonably required by Corporation.

3. CONFIDENTIAL INFORMATION

3.1 Definition. “Confidential Information” is all nonpublic information relating to Corporation or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment. Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential. Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information. Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Executive in violation of this Agreement, (ii) was, on or before the date of disclosure to Executive, already known by Executive, or (iii) Executive is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Executive is so required to disclose and provided that Executive takes reasonable steps to request confidential treatment of such information in such proceeding.

3.2 Access to Information. Executive acknowledges that in the course of his employment he has had and will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial harm.

3.3 Ownership. Executive acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by Corporation.

3.4 Nondisclosure and Nonuse. Unless authorized or instructed in advance in writing by Corporation, or required by law (as determined by licensed legal counsel), Executive will not, except as required in the course of Corporation’s business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

3.5 Return of Confidential Information. Upon request by Corporation during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

3.6 Duration. The obligations set forth in this Section 3 will continue beyond the term of employment of Executive by Corporation and for so long as Executive possesses Confidential Information.

4. NONCOMPETITION

4.1 Competitive Entity. For purposes of this Agreement, a Competitive Entity is any firm, corporation, partnership, limited liability company, business trust, or other entity that is engaged in all or any of the following business activities:

(a) The wholesale and/or revenue sharing physical or electronic distribution of home entertainment software in any media, including without limitation video cassettes, DVDs, video games, and PC software (“Entertainment Software”);

(b) The fulfillment, warehouse, or distributing business in connection with the Entertainment Software industry;

(c) The collection, aggregation, tracking, and dissemination of market information and data (such as sales, marketing, inventory, occurrence, expenditure, and advertising data) related to consumer activity in the entertainment industry; or

(d) The delivery of technological intelligence, industry analysis, and strategic and tactical guidance with respect to consumer activity in the entertainment industry.

4.2 Covenant. During the Term of and for a period ending on the last day of the applicable Noncompete Period described in Section 5.7, Executive will not, within any geographical area where Corporation engages in business:

(a) Directly or indirectly, alone or with any individual, partnership, limited liability company, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any Competitive Entity; provided, however, that nothing contained in this Section 4.2 will prevent Executive from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or market, provided such involvement is solely as a passive investor;

(b) Solicit any business on behalf of a Competitive Entity from any individual, firm, partnership, corporation, or other entity that is a customer of Corporation during the 12 months immediately preceding the date Executive’s employment with Corporation is terminated; or

(c) Employ or otherwise engage, or offer to employ for Executive or any other person, entity, or corporation, the services or employment of any person who has been an employee, sales representative, or agent of Corporation during the 12 months preceding the date Executive’s employment with Corporation is terminated.

For purposes of this Section 4, “Corporation” means Corporation and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

4.3 Severability; Reform of Covenant. If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, the parties intend that it be reformed and enforced to the maximum extent permitted under applicable law.

5. TERMINATION

Executive’s employment under this Agreement may terminate as follows:

5.1 Death. Executive’s employment will terminate automatically upon the date of Executive’s death.

5.2 Disability. Corporation may, at its option, terminate Executive’s employment under this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position, with reasonable accommodation, required of him under this Agreement for a continuous period of 120 days of any 180 days within any 12-month period.

5.3 Termination by Corporation for Cause. Corporation may terminate Executive’s employment under this Agreement for Cause at any time. For purposes of this Agreement, “Cause” means: (a) Executive’s willful material misconduct in performance of the duties of his position with Corporation or a material breach by Executive of this Agreement, (b) Executive’s willful commission of a material act of malfeasance, dishonesty, or breach of trust against Corporation or its successors that materially harms or discredits Corporation or its successors or is materially detrimental to the reputation of Corporation or its successors, or (c) Executive’s conviction of or a plea of nolo contendere to a felony involving moral turpitude. In all cases, Corporation will give Executive notice setting for forth in reasonable detail the specific respects in which the Corporation believes it has Cause to terminate Executive and allow Executive a reasonable opportunity to correct such conduct.

5.4 Termination by Executive for Good Reason. Executive may terminate his employment with Corporation under this Agreement for “Good Reason” if Corporation has not cured the actions or circumstances which are the basis for such termination within 30 days following receipt by the Board of written notice from Executive setting forth the actions or circumstances constituting Good Reason, which notice must be delivered to the Board within 90 days of the initial existence of such actions or circumstances. For purposes of this Agreement, “Good Reason” means:

(a) Failure of Corporation to comply with the material terms of this Agreement; or

(b) The occurrence (without Executive’s express written consent) of any of the following acts by Corporation or failures by Corporation to act:

(i) A substantial adverse alteration in the nature or status of Executive’s title, position, duties, or reporting responsibilities as an executive of Corporation;

(ii) A material reduction in Executive’s base salary as set forth in this Agreement or as the base salary may be increased from time to time;

(iii) The failure by Corporation to continue to provide Executive with benefits and participation in Benefit Plans made available by Corporation to its senior executives; or

(iv) The requirement that Executive relocate from the New York metropolitan area.

5.5 Termination by Corporation Without Cause. Corporation may terminate Executive’s employment with Corporation without Cause for any reason or for no reason at any time by written notice to Executive.

5.6 Termination by Executive Without Good Reason. Executive may terminate Executive’s employment with Corporation other than for Good Reason for any other reason or for no reason at any time by written notice to the Chief Executive Officer of Corporation.

5.7 Applicable Noncompete Periods upon Termination. The duration of Executive’s obligations under Section 4 (the “Noncompete Period”) will be as follows:

(a) In the event Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5, the Noncompete Period will continue so long as Executive is entitled to receive Monthly Severance Payments under Sections 6.3(a) or 7.2(a) (without giving effect to any prepayment pursuant to the Outside Payment Date provisions of such Sections). Executive’s obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due. For this purpose, a check for a Monthly Severance Payment mailed within such 15-day period (as evidenced by official postmark) will be deemed to be made within such 15-day period.

(b) Subject to extension by Corporation as provided below, in the event Executive terminates his employment with Corporation other than for Good Reason under Section 5.6, the Noncompete Period will be one year from the date of termination. Corporation may in its sole discretion extend the Noncompete Period for a period not to extend beyond 24 months from the date the Noncompete Period would otherwise expire by agreeing to make Monthly Severance Payments to Executive during the extended Noncompete Period. To extend the Noncompete Period, Corporation must give Executive written notice (an “Extension Notice”) no later than 60 days following the date of termination, stating the elected duration of the extended Noncompete Period. The Extension Notice will constitute a binding commitment by Corporation to make Monthly Severance Payments for the full duration of the extended Noncompete Period and no further extension of the Noncompete Period will be permitted. Executive’s obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due.

(c) In the event Corporation terminates Executive’s employment for Cause, the Noncompete Period will be one year from the date of termination.

6. COMPENSATION UPON TERMINATION DURING TERM OF AGREEMENT

6.1 Definitions. For purposes of Sections 6.3 and 7.2, the following terms have the meanings set forth below:

“Applicable Severance Period” means the greater of (i) six months, or (ii) a period equal to three months for each full four years of continuous service as an employee of Corporation, determined based on the number of full years of service as of the date of termination. For example, for an employee with 18 years of continuous service as of the date of termination, the Applicable Severance Period would be 12 months.

“Outside Payment Date” means the later of (i) the 15th day of the third calendar month of the calendar year immediately following the date of termination of Executive, or (ii) the 15th day of the third calendar month of the fiscal year of Corporation immediately following the date of termination of Executive.

6.2 Death or Disability. Upon termination of Executive’s employment pursuant to Section 5.1 or Section 5.2 prior to the expiration of the Term, all obligations of Corporation under this Agreement will cease, except that Executive will be entitled to:

(a) Accrued base salary through the date of Executive’s termination of employment; and

(b) Other benefits under Benefit Plans to which Executive was entitled upon such termination of employment in accordance with the terms of such Benefit Plans.

6.3 Termination Without Cause or by Executive for Good Reason.

(a) Monthly Severance Payments.

(i) If prior to the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5, Executive will be entitled to the benefits described in Section 6.2, plus severance payments equal to the Applicable Severance Period multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”). Monthly Severance Payments will be paid in monthly installments commencing in the calendar month following termination; provided however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments as of the Outside Payment Date will be paid to Executive in a lump sum not later than the Outside Payment Date.

(ii) Corporation’s obligations to pay Monthly Severance Payments under this Section 6.3(a) and to continue medical and dental insurance benefits as provided in Section 6.3(b) are expressly conditioned on (i) Executive’s execution (not later than 45 days after Executive’s termination) of a release (in the form attached to this Agreement as Appendix 6.3(a)(ii), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

(iii) Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees.

(iv) Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the severance period described above.

(b) Medical and Dental Insurance Benefits. In addition to Monthly Severance Payments, subject to the execution of a release as described in Section 6.3(a)(ii), Corporation will continue to provide or will arrange to provide (at Corporation’s cost) Executive with medical and dental insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation’s obligation to make Monthly Severance Payments expires (without giving effect to any prepayment pursuant to the Outside Payment Date provisions of Section 6.3(a)); provided, however, that (i) if Executive is employed with another employer and is eligible to receive medical and dental insurance benefits under another employer-provided plan, Corporation’s obligation to provide the medical and dental benefits described in this paragraph will terminate automatically, and (ii) any payments or reimbursements from Corporation that are not exempt from taxation under Sections 105 or 106 of the Internal Revenue Code must be made by Corporation no later than the Outside Payment Date.

(c) Effect of Competition. Corporation’s obligation to make Monthly Severance Payments and provide medical and dental insurance benefits to Executive will terminate if Executive breaches a material provision of Section 4.

6.4 Termination For Cause or by Executive Without Good Reason. In the event that, prior to the expiration of the Term, Corporation terminates Executive’s employment with Corporation for Cause under Section 5.3, or Executive terminates his employment with Corporation for other than Good Reason under Section 5.6, Corporation’s obligations under this Agreement will cease and Executive will be entitled to that portion of his base salary and employment benefits for which he is qualified as of the date of termination and Executive will not be entitled to any other compensation or consideration.

6.5 No Deferral of Compensation. This Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments under this Agreement being either “short-term deferrals” within the meaning of Treas. Reg. § 1.409A-(1)(b)(4) or excluded welfare benefits under Treas. Reg. § 1.409A-(1)(a)(5). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions.

7. COMPENSATION UPON TERMINATION FOLLOWING TERM OF AGREEMENT

7.1 Application of Section. The provisions of this Section 7 apply only if Executive has five or more continuous years of employment with Corporation.

7.2 Termination Without Cause or by Executive for Good Reason.

(a) Monthly Severance Payments.

(i) If after the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5, Executive will be entitled to the benefits described in Section 6.2, plus severance payments equal to the Applicable Severance Period multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”). Monthly Severance Payments will be paid in monthly installments commencing in the calendar month following termination; provided however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments as of the Outside Payment Date will be paid to Executive in a lump sum not later than the Outside Payment Date.

(ii) Corporation’s obligations to pay Monthly Severance Payments under this Section 7.2(a) and to continue medical and dental insurance benefits as provided in Section 7.2(b) are expressly conditioned on (i) Executive’s execution (not later than 45 days after Executive’s termination) of a release (in the form attached to this Agreement as Appendix 6.3(a)(ii), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

(iii) Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees.

(iv) Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the severance period described above.

(b) Medical and Dental Insurance Benefits. In addition to Monthly Severance Payments, subject to the execution of a release as described in Section 7.2(a)(ii), Corporation will continue to provide or will arrange to provide (at Corporation’s cost) Executive with medical and dental insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation’s obligation to make Monthly Severance Payments expires (without giving effect to any prepayment pursuant to the Outside Payment Date provisions of Section 7.2(a)); provided, however, that if (i) Executive is employed with another employer and is eligible to receive medical and dental insurance benefits under another employer-provided plan, Corporation’s obligation to provide the medical and dental benefits described in this paragraph will terminate automatically, and (ii) any payments or reimbursements from Corporation that are not exempt from taxation under Sections 105 or 106 of the Internal Revenue Code must be made by Corporation no later than the Outside Payment Date.

(c) Effect of Competition. Corporation’s obligation to make Monthly Severance Payments and provide medical and dental insurance benefits to Executive will terminate if Executive breaches a material provision of Section 4.

7.3 Effect of Expiration of Term. The provisions of this Section 7 will continue to apply and will be binding on Corporation and Executive after the expiration of the Term for so long as Executive continues to be an employee of Corporation unless expressly revoked or modified in writing by Corporation and Executive.

8. REDUCTION IN SEVERANCE PAYMENTS

8.1 Definitions.

“Change in Control”. For purposes of this Agreement, a “Change in Control” means a change in ownership control as set forth in Treas. Reg. § 1.280G-1.

“Other Payment” means any payment or benefit payable to Executive in connection with a Change in Control of Corporation pursuant to any plan, arrangement, or agreement (other than this Agreement) with Corporation, a person whose actions result in such Change in Control, or any person affiliated with Corporation or such person.

“Total Payments” means all payments or benefits payable to Executive in connection with a Change in Control, including Monthly Severance Payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Corporation, a person whose actions result in the Change in Control, or any person affiliated with Corporation or such person.

8.2 Reduction in Payments.

(a) Amount of Reduction. In the event that any portion of the Total Payments payable to Executive in connection with a Change in Control of Corporation would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code that is subject to the excise tax imposed on so-called excess parachute payments pursuant to Section 4999 of the Internal Revenue Code (an “Excise Tax”), Monthly Severance Payments otherwise payable under Sections 6.3 or 7.2 will be reduced to avoid such Excise Tax if, and to the extent that, such reduction will result in a larger after-tax benefit to Executive, taking into account all applicable federal, state, and local income and excise taxes.

(b) Application. For purposes of this Section 8.2:

(i) No portion of the Total Payments, the receipts or enjoyment of which Executive has effectively waived in writing prior to the date of payment of any Monthly Severance Payments, will be taken into account;

(ii) No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Executive (“Tax Counsel”), does not constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code;

(iii) If Executive and Corporation disagree whether any payment of Monthly Severance Payments will result in an Excise Tax or whether a reduction in any Monthly Severance Payments will result in a larger after-tax benefit to Executive, the matter will be conclusively resolved by an opinion of Tax Counsel;

(iv) Executive agrees to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments of Monthly Severance Payments for purposes of determining whether, or to what extent, Monthly Severance Payments are to be reduced pursuant to Section 8.2(a); and

(v) The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this Section 8.2, will be determined by Corporation’s independent accountants in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Internal Revenue Code.

(c) Effect on Other Agreements. In the event that any other agreement, plan, or arrangement providing for Other Payments (an “Other Agreement”) has a provision that requires a reduction in the Other Payment governed by such Other Agreement to avoid or eliminate an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code, the reduction in Monthly Severance Payments pursuant to Section 8.2(a) will be given effect before any reduction in the Other Payment pursuant to the Other Agreement. To the extent possible, Corporation and Executive agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 8.2(a)) in the following order of priority:

(i) Monthly Severance Payments under this Agreement;

(ii) Any other payments under this Agreement; and

(iii) The acceleration in the exercisability of any stock option or other stock related award granted by Corporation.

9. REMEDIES

The respective rights and duties of Corporation and Executive under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity. Executive acknowledges that any breach or threatened breach of Sections 3 or 4 of this Agreement will cause irreparable harm to Corporation and that any remedy at law would be inadequate to protect the legitimate interests of Corporation. Executive agrees that Corporation will be entitled to specific performance, or to any other form of injunctive relief to enforce its rights under Sections 3 or 4 of this Agreement without the necessity of showing actual damage or irreparable harm or the posting of any bond or other security. Such remedies will be in addition to any other remedy available to Corporation at law or in equity.

10. SEVERABILITY OF PROVISIONS

The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid, unenforceable, or unreasonable, it will be enforced to the maximum extent permissible, and the remaining provisions of the Agreement will continue in full force and effect.

11. NONWAIVER

Failure of Corporation at any time to require performance of any provision of this Agreement will not limit the right of Corporation to enforce the provision. No provision of this Agreement or breach of this Agreement may be waived by either party except in writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

12. NOTICES

All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or mailed by first-class, certified mail, return receipt requested, postage prepaid, to the respective parties as follows (or to such other address as any party may indicate by a notice delivered to the other parties hereto): (i) if to Executive, to his residence as listed in Corporation’s records, and (ii) if to Corporation, to the address of the principal office of Corporation, at:

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

With a copy to:

Roy W. Tucker

Perkins Coie LLP

1120 NW Couch St, 10th Floor

Portland, Oregon 97209

13. ATTORNEY FEES

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, the reasonable attorney fees incurred by the prevailing party in connection with such suit, action, or arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

14. GOVERNING LAW

This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Multnomah County Circuit Court of the State of Oregon. The parties irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

15. GENERAL TERMS AND CONDITIONS

This Agreement constitutes the entire understanding of the parties relating to the employment of Executive by Corporation, and supersedes and replaces all written and oral agreements heretofore made or existing by and between the parties relating to such employment. Executive acknowledges that he has read and understood all of the provisions of this Agreement and that the restrictions contained in Sections 4 and 5.7 of this Agreement are reasonable and necessary for the protection of Corporation’s business and have been entered into in connection with a bona fide advancement of Executive with Corporation in that Executive has been granted a long-term employment contract. This Agreement will inure to the benefit of any successors or assigns of Corporation. All captions used in this Agreement are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

[Signature pages follow]

The parties have executed this Employment Agreement as of the date stated above.

RENTRAK CORPORATION

/s/ Christopher Wilson	By:	/s/ William P. Livek

Christopher Wilson		William P. Livek

Chief Executive Officer

APPENDIX 6.3(a)(ii)

FORM OF AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Release”) is made on this day of     ,     , by and between Rentrak Corporation, an Oregon corporation (“Corporation”) and Christopher Wilson (“Executive”). Corporation and Executive agree as follows:

1. Payment to Executive.

(a)	Upon the execution of this Release, and after expiration of the revocation period specified in Section 9 of this Release, Corporation will commence payment of the applicable Monthly Severance Payments described in Section 6 or 7 of Executive’s Employment Agreement dated effective as of , 2011 (the “Employment Agreement”), less normal deductions and withholdings.

(b)	Executive specifically acknowledges and agrees that Corporation has paid Executive all wages and other compensation and benefits to which Executive is entitled except those described in Paragraph 1(a) of this Release and that the execution of this Release (and compliance with the noncompetition provisions of Section 4 of the Employment Agreement) are conditions precedent to Corporation’s obligation to make the Monthly Severance Payments.

2. Release by Executive.

Executive completely releases and forever discharges Corporation and each of its past, present, and future parent and subsidiary corporations and affiliates and each of their respective past, present, and future shareholders, officers, directors, agents, employees, insurers, successors, and assigns (collectively, the “Released Parties”), from any and all claims, liabilities, demands, and causes of action of any kind, whether statutory or common law, in tort, contract, or otherwise, in law or in equity, and whether known or unknown, foreseen or unforeseen, in any way arising out of, concerning, or related to, directly or indirectly, Executive’s employment with Corporation, including, but not limited to, the termination of Executive’s employment based on any act or omission on or prior to the effective date of this Release, but not including (i) any claim for workers’ compensation or unemployment insurance benefits, (ii) any claims to enforce the Employment Agreement, or (iii) any claims by Executive for indemnification or insurance coverage relating to claims brought or asserted against Executive by third parties arising from Executive’s employment with Corporation or status as an officer, shareholder, and/or director of Corporation or any of its subsidiaries. Without limiting the generality of the foregoing, this release specifically includes, but is not limited to, a release of claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; and ORS chapters 652, 653, and 659A, and any amendments to any of such laws.

3. Return of Corporation Property.

Executive represents and warrants that Executive has returned to Corporation all property belonging to Corporation, including, but not limited to, all documents or other media containing confidential or proprietary information of Corporation (including without limitation customer, production, and pricing information), and all Corporation credit cards, keys, cellular telephones, and computer hardware and software.

4. No Liability or Wrongdoing.

Corporation specifically denies any liability or wrongdoing whatsoever. Neither this Release nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

5. Severability.

If any provision of this Release is found by any court to be illegal or legally unenforceable for any reason, the remaining provisions of this Release will continue in full force and effect.

6. Attorney Fees.

If any action is brought to interpret or enforce this Release or any part of it, the prevailing party will be entitled to recover from the other party its reasonable attorney fees and costs incurred therein, including all attorney fees and costs on any appeal or review.

7. Choice of Law.

This Release will be governed by the laws of the state of Oregon, without regard to its principles of conflicts of laws.

8. Consideration of Agreement.

Corporation advises Executive to consult with an attorney before signing this Release. Executive acknowledges that he has been given at least 21 days to consider whether to execute this Release. For purposes of this 21-day period, Executive acknowledges that this Release was delivered to him on             , 20   , that the 21-day period will expire             , 20   , and that he may have until that date to consider the Release.

9. Revocation.

Executive may revoke this Release by written notice, delivered to              within seven days following his date of signature as set forth below. This Release becomes effective and enforceable after such seven-day period has expired.

10. Knowing and Voluntary Agreement.

Executive acknowledges and agrees that: (a) the only consideration for this Release is the consideration expressly described in this document and such consideration is in addition to that which Executive is entitled to in the absence of a waiver; (b) he has carefully read the entire Release; (c) he has had the opportunity to review this Release and to have it reviewed and explained to him by an attorney of his choosing; (d) he fully understands the final and binding effect; and (e) he is signing this Release voluntarily and with the full intent of releasing Corporation from all claims.

11. Miscellaneous.

The benefits of this Release will inure to the successors and assigns of the parties. This is the entire agreement between Executive and Corporation regarding the subject matter of this Release and neither party has relied on any representation or statement, written or oral, that is not set forth in this Release. Executive represents and warrants that Executive has not assigned any claim that Executive may have against the Released Parties to any person or entity.

RENTRAK CORPORATION

By:

Title:

Date:	Date:

STATE OF

COUNTY OF

This instrument was acknowledged before me on     ,     , by [            ].

Notary Public for the State of